Exhibit 2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS
NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 6 OF THE NOTE PURCHASE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS PURCHASED AND NO TRANSFER OF THIS NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.


                   Floating Rate Convertible Note Due 2000

                                                        March 27, 1997

     SYSTEM SOFTWARE ASSOCIATES, INC., a Delaware corporation (the Company), for value received, hereby promises to pay to the order of Computer Associates International, Inc. or registered assigns, the sum of the principal amount of

                         U.S. $12,000,000

on March 31, 2000 (or, if such day is not a business day (as defined in Section 9 below), the next succeeding business day) (the Maturity
Date). The outstanding principal amount of this Note shall bear interest from and including the date hereof (the Closing Date) to but excluding the Maturity Date (or, if a Conversion Notice (as defined below) has been delivered pursuant to Section 3(a), the Conversion Date (as defined below)), for each Interest Period (as defined below) applicable thereto, at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable Rate for such Interest Period. Applicable Rate means, for any day during any Interest Period, (x) the Base Rate from time to time in effect plus (y) 1.00%. Base Rate means, for any day, the higher of
(a) 0.50% per annum above the latest Federal Funds Rate, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America National Trust and Savings Association or its successor, in San Francisco, California, as its reference rate.
Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, H.15(519)) on the preceding Business
Day opposite the caption Federal Funds (Effective), or, if for any relevant day such rate is not so published on any such preceding business day, the rate for such day will be the arithmetic mean as determined by the Holder of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Holder.

     Interest shall be paid monthly in arrears on each Interest Payment Date by wire transfer to the account of each holder of a Note (a Holder) specified in writing to the Company. Interest Period means each period beginning on and including an Interest Payment Date (or in the case of the first Interest Period, the Closing Date) and ending on but excluding the immediately succeeding Interest Payment Date (or in the case of the last Interest Payment Date, the Maturity Date (or, if a Conversion Notice has been delivered pursuant to Section 3(a), the Conversion Date)). Interest Payment Date means the last business day of each calendar month commencing on April 30, 1997.

     The outstanding principal amount of this Note (together with accrued interest thereon) shall be payable to the Holder on the Maturity Date in lawful money of the United States by wire transfer of immediately available funds to such account as the Holder shall specify in writing to the Company.

     SECTION 1. The Notes. This Note is one of the Notes of the Company which are being issued in the aggregate principal amount of $12,000,000 and are designated as Floating Rate Convertible Notes Due 2000 (the Notes). This Note was issued pursuant to the terms of a Note Purchase Agreement, dated as of March 27, 1997 (the Purchase Agreement), between the Company and Computer Associates International, Inc. (the Purchaser).

     SECTION 2. Redemption. (a) Subject to Section 3, the Notes may be redeemed at the option of the Company in whole (but not in part), at any time prior to the earlier of (i) the Maturity Date or (ii) the Company s receipt, or transmission, as the case may be, of a Conversion Notice (as defined below). The redemption price (Redemption Price) shall be equal to 100% percent of the principal amount, together with accrued interest to the Redemption Date (as defined below).

        (b) Notices to redeem the Notes shall be given to Holders in writing mailed, by overnight courier, to each Holder at its address as it appears in the register maintained by the Company, such mailing to be not more than 60 days nor less than 30 days prior to the date fixed for redemption. Neither the failure to give notice nor any defect in any notice given to any particular Holder of a Note shall affect the sufficiency of any notice with respect to other Notes. Notices to redeem Notes shall specify the date fixed for redemption (the
Redemption Date), the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the Notes, that interest accrued to the date fixed for redemption will be paid as specified in said notice, that on and after said date interest thereon will cease to accrue.

        (c) If notice of redemption has been given in the manner set forth in this Section, upon presentation and surrender of each Note at the place or places specified in such notice, such Note shall be paid and redeemed by the Company by payment of the Redemption Price therefor together with accrued interest thereon in lawful money of the United States. Such payment shall be made to the Holder of such Note by wire transfer of immediately available funds to such account as such Holder shall specify in writing to the Company. If monies for the redemption of the Notes shall have been available for redemption on the Redemption Date, the Notes shall cease to bear interest, and the only right of the Holders of such Notes shall be to receive payment of the Redemption Price together with accrued interest to the Redemption Date.

     SECTION 3. Conversion. (a) At the option of (x) the Holder, at any time after the first anniversary of the Closing Date or any time prior to such first anniversary following either the Company s issuance of a notice to redeem the Notes pursuant to Section 2 or the occurrence and continuance of an Event of Default (as defined below) or (y) the Company, if the closing price of the Common Stock, par value $.0033 per share (the Common Stock), of the Company, shall be equal to or in excess of $20.00 per share for any twenty Trading Days (as defined below) in any thirty Trading Day period, the Notes, in whole or in part, may be converted on the Conversion Date (as defined below) at the principal amount thereof, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock, including the associated Rights (as defined in the Note Purchase Agreement), at the Conversion Price (as defined below), in effect at the time of conversion; provided that, for the Company to exercise the right specified in clause (y) above, the Company must issue a Conversion Notice (as defined below) within twenty business days of the end of any such thirty Trading Day period. In the event that a Note is called for redemption pursuant to Section 2, such conversion right in respect of the Note shall expire at the close of business on the Redemption Date, unless the Company fails to make the payment due upon redemption. The price at which the number of shares of Common Stock to be delivered shall be determined upon conversion shall be $3.33 per share of Common Stock (the Conversion Price). The Conversion Price shall be adjusted in certain instances as provided in paragraph (d) of this Section 3.

        (b) If either the Holder or the Company elects to convert the Notes, the Holder or the Company, as the case may be, shall provide written notice (the Conversion Notice) to the Company (at the Company s address) or the Holders (to each Holder s address as it appears on the register), as applicable, which states that such party elects to convert such Note. In the event that the Company elects to convert the Notes, the Conversion Notice shall include a certification by the Company that each of the conditions set forth in Section 3(f) will be satisfied as of the Conversion Date. In order to exchange the securities, the Holder shall surrender the Notes, duly endorsed or assigned to the Company or in blank. If the Holder elects to convert the Notes, upon notice to the Company thereof, the Company shall use its best efforts to cause the conditions set forth in Section 3(f)(ii) through (v) to be satisfied as promptly as possible thereafter. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date all of the conditions set forth in Section 3(f) have been satisfied or waived by the Holder (the Conversion Date). If such day is not a business day, and a day on which the principal national securities exchange or market quotation system on which the Common Stock is then listed or admitted for trading is open (a Trading Day), then such conversion will be deemed to have been effected on the next succeeding Trading Day. As promptly as practicable on or after the Conversion Date, the Company shall issue and deliver the certificates representing the number of full shares of Common Stock, including the associated Rights, issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 3(c).

        (c) No fractional shares of Common Stock shall be issued upon conversion of Notes. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Note, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the Conversion Date.

        (d) The Conversion Price shall be subject to the following adjustments:
           (i) if, on any Conversion Date, 80% of the closing price on the trading day immediately preceding the Conversion Date is less than $3.33, then the Conversion Price shall be reduced to equal 80% of such closing price;

           (ii) in case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective;

           (iii) in case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination;

           (iv) in case the Company shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such rights or warrants shall be adjusted to such subscription or purchase price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination;

           (v) in case the Company shall issue Common Stock (other than shares of Common Stock issued upon exercise of rights, options and warrants outstanding as of the date hereof), or rights, options or warrants convertible into, or exchangeable or exercisable for, Common Stock to any third party, or shall reprice or adjust the conversion, exchange or exercise price of rights, options or warrants outstanding as of the date hereof, at or to a price per share of Common Stock less than the Conversion Price, the Conversion Price in effect at the opening of business on the day following the date of such issuance, repricing or adjustment shall be adjusted to such issue, conversion, exchange or exercise price or, in the case of a repricing or adjustment, such conversion, exchange or exercise price as so adjusted, such reduction to become effective immediately after the opening of business on the day following the date of such issuance, repricing or adjustment, as the case may be;

           (vi) in case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in clause (iv) of this Section, any dividend or distribution paid in cash out of the retained earnings of the Company and any dividend or distribution referred to in clause (iii) of this Section), the Conversion Price in effect at the opening of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Conversion Price on the date fixed for such determination less the then fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Conversion Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for such determination; and

           (vii) the reclassification of Common Stock into securities including other than Common Stock shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be the date fixed for the determination of stockholders entitled to receive such distribution and the date fixed for such determination within the meaning of clause (vi) of this Section), and
(B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be the day upon which such subdivision becomes effective or the day upon which such combination becomes effective, as the case may be, and the day upon which such subdivision or combination becomes effective within the meaning of clause (ii) of this Section).

        (e)Whenever the Conversion Price is adjusted pursuant to Section
3(d):

           (i) the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Company setting forth the adjusted Conversion Price showing in reasonable detail the facts upon which such adjustment is based; and

           (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required (together with a copy of the certificate referred to in clause (i) above), such notice shall be mailed by the Company to all Holders.

        (f) The Company s right to convert the Notes shall be subject to satisfaction of each of the following conditions:

           (i) no Event of Default (as defined below) and no condition or event which, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default, shall have occurred;

           (ii) consummation of the conversion shall not result in a violation of any law, regulation, judgment, injunction, order or decree applicable to the Company or any Holder;

           (iii) all Common Stock held by any Holder as of the Conversion Date and to be held by such Holder as a result of the conversion shall not, on the Conversion Date or thereafter, be subject to any limitation or restriction on such Holder s ability or right to hold, vote, transfer, dispose or take any other action with respect to such Common Stock (other than any such limitation or restriction arising as a result of the requirements of the Securities Act of 1933, as amended, or as a result of agreements of such Holder with third parties);

           (iv) all filings with, and all approvals, consents and actions by any Person necessary to exempt any Reserved Shares (as defined in the Purchase Agreement) issued upon conversion of the Notes held by such Holder as of the Conversion Date and to be held by such Holder as a result of the conversion and any such Holder with respect to all such shares from, and to exclude such Reserved Shares from the calculation of aggregate beneficial ownership of Common Stock of such Holder for the purposes of, (x) the provisions of the Rights Agreement (as defined in the Purchase Agreement) or from any similar agreement or plan that the Company may have and (y) any applicable anti-takeover statute or regulation, shall have been obtained and taken; and

           (v) all filings with, and all approvals, consents and actions by, any Person necessary to consummate the conversion
(including, without limitation, any approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) shall have been made and obtained.

The term Person shall mean an individual, a company, a partnership, a limited liability company, a trust, an unincorporated association or any other entity or organization, including, without limitation, a government or political subdivision or an agency, instrumentality or official thereof.

The conversion of the Notes by the Company pursuant to this Section 3 shall be deemed to be a representation and warranty by the Company that all of the foregoing conditions are satisfied on and as of the Conversion Date.

        (g) Notwithstanding anything to the contrary set forth in the Notes, unless and until the Company s stockholders have approved the transactions contemplated by the Purchase Agreement and the Notes, the Company shall not be obligated to issue more than 8,480,151 shares of Common Stock (as adjusted to reflect stock dividends, stock splits, recapitalization, reorganization, stock exchange or other combination) (the Nasdaq Limit) upon conversion of the Notes. If, on any Conversion Date, the Notes are converted into a number of shares of Common Stock that is less than the number of shares that the Notes would have been convertible into had the limitation on the issuance of shares set forth in the immediately preceding sentence not been in effect, the Company shall, on the Conversion Date, pay to the Holder by wire transfer of immediately available funds an amount equal to the sum of
(x) the product of (1) the excess of (A) such number of shares that would have been issued upon such conversion had such limitation not been in effect over (B) such number of shares that were being issued upon such conversion and (2) the closing price of the Common Stock on the trading day immediately preceding the Conversion Date and (y) the Make-Whole Amount; provided that the amount payable pursuant to this sentence shall in no event exceed the maximum amount allowable under applicable law. Make-Whole Amount means an amount equal to the excess of (x) the amount of interest that would have been due on the outstanding principal amount of the Notes from March 27, 1997 through and including the Conversion Date had the Applicable Rate been equal to 21% over (y) the amount of interest that was actually due on the outstanding principal amount of the Notes for such period.

        (h) At the next annual meeting of the Company s stockholders following the Company s 1997 annual stockholders meeting, which the Company shall cause to occur no later than May 31, 1998, the Company shall use its best efforts to obtain the necessary approvals of its stockholders of the transactions contemplated by the Purchase Agreement and the Notes in order to satisfy the applicable rules of the Nasdaq

National Market with respect to issuing more shares than the Nasdaq Limit upon conversion of the Notes.

        (i) The Company shall at all times reserve and keep available, free from any pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Notes, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes (but in no event less than 8,480,151 shares).

        (j) The Company will pay any and all transfer, documentary and similar taxes or charges that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

        (k) The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable and, except as provided in Section 3(j), the Company will pay all taxes, liens and charges with respect to the issue thereof.

        (l) All Notes that have been converted shall be promptly delivered to the Company to be canceled by the Company.

     SECTION 4. Exchange or Replacement of Notes. (a) The Holder of any Note, at such Holder s option may in person or by duly authorized attorney surrender such Note for exchange, at the office or agency of the Company maintained pursuant to Section 6(a) of this Note, and receive in exchange therefor a new Note in the same principal amount as the outstanding principal amount of the Note so surrendered and bearing interest at the same annual rate as the Note so surrendered, each such new Note to be dated as of the most recent Interest Payment Date on the Note so surrendered and to be in such outstanding principal amount and payable to such person or persons, or order, as such Holder may designate in writing; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any new Note in a name other than that of the Holder of the Note surrendered in exchange therefor; provided, further, however, that the Company shall not be required to so register the transfer unless the conditions for transfer in the Purchase Agreement have been satisfied. The Holder shall give to the Company 10 days prior written notice of such Holder s intention to make such exchange.

        (b) Upon receipt by the Company of evidence satisfactory to it of the loss, theft or destruction, mutilation of any Note and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of such Note, if mutilated, the Company will execute and deliver in lieu of such Note a new Note of like tenor. Any such new Note shall be dated as of the most recent Interest Payment Date on the Note in lieu of which such new Note is executed and delivered. The term outstanding when used in this Note with reference to the Notes as of any particular time shall not include (i) any Note in lieu of which a new Note has been executed and delivered by the Company in accordance with the provisions of this Section and (ii) any Note held or beneficially owned by the Company or any of its affiliates.

     SECTION 5. Amendments and Waivers. With the written consent of the Holders of 51% of the aggregate outstanding principal amount of the Notes at the time outstanding and the written consent of the Purchaser so long as it holds any of the Notes, any covenant, agreement or condition contained in the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), or such Holders, the Purchaser (so long as it holds any of the Notes) and the Company may from time to time enter into agreements for the purpose of amending any covenant, agreement or condition of the Notes or changing in any manner the rights of the holders of the Notes or the Company; provided, however, that:

        (i) no such amendment or waiver shall change the Maturity Date of this Note or reduce the rate or extend the time of payment of interest hereon, or reduce the amount of the payment of interest hereon, or reduce the amount of the principal hereof, or modify any of the provisions of this Note with respect to the payment hereof, or change the conditions to conversion set forth in Section 4(f), without in any such case the consent of the Holder of this outstanding Note;

        (ii) no such amendment or waiver with respect to the provisions of Section 8 shall be effective without the consent of the holders of Senior Indebtedness; and

        (iii) no such waiver shall extend or affect any obligation not expressly waived or impair any right consequent thereon.

        Any such amendment or waiver shall be binding upon each future Holder of this Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver, but any Note issued thereafter shall bear a notation referring to any such amendment or continuing waiver.

     SECTION 6.  Covenants.

        (a) The Company shall maintain an office where notices, presentations and demands to or upon the Company in respect of Notes, including those relative to conversion of the Notes, may be given.

        (b) The Company shall keep at such office a register at its expense, which shall provide for the registration and transfer of Notes. The Company and any agent of the Company may treat the person in whose name any Note is registered as the Holder of such Note for the purpose of receiving payment of the principal and interest on such Note and for all other purposes, whether or not such Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

        (c) The Company agrees that so long as any of the Notes are outstanding, it shall not directly or indirectly (i) declare or pay any dividend (other than a stock dividend) or make any distribution on its capital stock or to the holders of its capital stock, (ii) purchase, redeem or otherwise acquire or retire for value, or permit any of the Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value, any such capital stock (or options, warrants or other rights to acquire such capital stock), (iii) except as provided under this Note, redeem, repurchase, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Indebtedness of the Company which is pari passu or subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which is scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the maturity date of such Notes (after giving effect to any and all options to extend the maturity thereof).

        (d) The Company agrees that as long as any of the Notes are outstanding, it shall not (i) consolidate with or merge into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person unless (A) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or any substantial part of the assets of the Company and the Subsidiaries as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Purchase Agreement and the Notes and (B) immediately after giving effect to such transaction, no Event of Default and no condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default, shall have occurred and be continuing.

        (e) The Company agrees that so long as any of the Notes are outstanding, neither the Company nor any of the Subsidiaries will in any manner, directly or indirectly, incur or be liable in respect of any Indebtedness senior to or ranking pari passu with the Notes, except:

           (i)  Indebtedness of the Company represented by the Notes;

           (ii) Indebtedness of the Company existing as of March 27, 1997 as set forth on Schedule 3(b)(iii) of the Company Disclosure Letter (as defined in the Purchase Agreement);

           (iii) other Indebtedness not exceeding $2,000,000 in aggregate principal amount at any time outstanding; and

           (iv) extensions, refinancings, amendments and modifications of any Indebtedness described in clause (ii) above, provided that the principal amount of such Indebtedness is not increased.

           Indebtedness of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker s acceptances, surety or other bonds and similar instruments, (vi) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property,
(vii) all Indebtedness of others secured by a Lien (as defined below) on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (viii) all Indebtedness of others guaranteed by such Person or for which such Person is otherwise contingently liable.

        (f) The Company agrees that so long as any of the Notes are outstanding, neither the Company nor any of the Subsidiaries shall create, incur, assume or suffer to exist any mortgage, deed of trust, security interest, lien or other encumbrance (each, a Lien) upon any of its properties or assets, whether now owned or hereafter acquired, except Liens in favor of holders of the Notes and Permitted Liens.

        Permitted Liens shall mean: (i) liens for taxes not yet payable or being contested in good faith and by appropriate proceedings diligently pursued, provided that the reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor; (ii) deposits or pledges to secure the payment of workmen s compensation, unemployment insurance, old age pensions or other social security benefits or obligations; (iii) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of a like general nature made or given in the ordinary course of business and not in connection with the borrowing of money; (iv) Liens in favor of holders of Indebtedness permitted under Section 6(e); (v) such utility, access and other easements, rights of way, restrictions, exceptions, minor defects or irregularities in or clouds on title or encumbrances not arising out of the borrowing of money or the securing of advances or credit, and which will not interfere with or impair in any respect the utility, operation or value of any properties of the Company; (vi) liens of mechanics, warehousemen, carriers or other similar statutory liens incurred in good faith in the ordinary course of business; (vii) liens existing as of March 27, 1997 on properties and assets of the Company or any Subsidiary as set forth in Schedule 3(b)(iii) of the Company Disclosure Letter; and (viii) other liens incidental to the conduct of the Company s business or the ownership of its property and assets (including landlord liens) that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit or the guaranteeing of the obligations of another Person, (2) do not in the aggregate materially detract from the value of the Company s properties or assets or materially impair the Company s ability to use such property or assets in the operation of its business and (3) do not secure any obligation in an amount exceeding $250,000.

        (g) The Company shall deliver (by overnight courier) to each Holder promptly following the occurrence thereof written notice of (i) an Event of Default or of any condition or event which, after notice, lapse of time, or both, could constitute an Event of Default, and (ii) the commencement of any action, suit, claim, investigation or legal or administrative or arbitration proceeding which could have a material adverse affect on the Company or any of the Subsidiaries.

     SECTION 7.  Events of Default.

        (a) The following shall constitute an Event of Default under the Notes:

           (i) the Company shall fail to pay when due any principal of or interest on any Note or any other amount payable under the Notes or the Purchase Agreement;

           (ii) the Company shall fail to observe or perform any covenant contained in Section 6(c), 6(d), 6(e), or 6(f);

           (iii) the Company shall fail to observe or perform any covenant or agreement contained in the Notes or the Purchase Agreement (other than those covered by clause (i) or (ii) above) for 15 days after written notice thereof has been given to the Company;

           (iv) any representation, warranty, certification or statement made by the Company in the Purchase Agreement or in the Notes or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement or the Notes shall prove to have been incorrect in any material respect when made;

           (v) the Company or any of its subsidiaries shall fail to make any payment in respect of any Material Indebtedness (as defined below) when due or within any applicable grace period;

           (vi) any event or condition shall occur which (A) results in the acceleration of the maturity of any Material Indebtedness or (B) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Indebtedness or any Person acting on such holder s behalf to accelerate the maturity thereof;

           (vii) the Company or any of its subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

           (viii) an involuntary case or other proceeding shall be commenced against the Company or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any of its subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

           (ix) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c) (5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $200,000;

           (x) a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Company or any of its subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 business days; or

           (xi) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Purchaser and its affiliates) after the date hereof shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
Act) of 15% or more of the outstanding shares of common stock of the Company; or individuals who were directors of the Company as of the date hereof (together with any new director whose election by the Company s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Company.

           For purposes of this Section, Material Indebtedness means Indebtedness (other than the Notes) of the Company or one or more of any Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $750,000; provided that such term shall not include the Indebtedness described on Exhibit C to
Schedule 3(n) of the Company Disclosure Letter for so long as none of the following has occurred: (i) any holder of such Indebtedness shall have either accelerated such Indebtedness or commenced any enforcement action with respect thereto, (ii) any holder of Senior Indebtedness shall have ceased to waive any default under such Senior Indebtedness arising out of such failure to pay any Indebtedness described on Exhibit C to Schedule 3(n) and (iii) the aggregate dollar amount of all such outstanding Indebtedness specified on Exhibit C to Schedule 3(n) (other than fees, interest or penalties thereon) shall have increased above the level so specified. As used herein, the terms ERISA, ERISA Group, Material Plan, Multiemployer Plan and PBGC have the meanings set forth in the Purchase Agreement.

        (b) In case of the happening of an Event of Default, then, and in every such happening and at any time thereafter during the continuance of such Event of Default, the Holders of at least 51% in interest of Notes at the time outstanding may, by written notice to the Company, declare the Notes to be forthwith due and payable, whereupon the Notes shall become forthwith due and payable, both as to the outstanding principal amount thereof and accrued interest thereon, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or therein to the contrary notwithstanding; provided that in the case of any of the Events of Default specified in Section 7(a)(vii) or 7(a)(viii) above with respect to the Company, without any notice to the Company or any other act by the Holders, the Notes shall become forthwith due and payable, both as to the outstanding principal amount thereof and accrued interest thereon, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or therein to the contrary notwithstanding.

        (c) In case an Event of Default shall have occurred and be continuing, then, (i) the Holders of at least 51% in interest of the Notes at the time outstanding may proceed to protect and enforce such Holders rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or the Notes or in aid of the exercise of any power granted in the Purchase Agreement or in the Notes, or proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Holders of the Notes and (ii) the interest rate per annum with respect to any Note shall, for each day that such Event of Default exists, be automatically increased to a rate per annum equal to the sum of (A) 3% plus (B) the Applicable Rate for such day. Any overdue principal of or interest on this Note and any overdue amount payable hereunder or under the Purchase Agreement shall bear interest, payable on demand, and in lawful money of the United States, for each day until paid at the rate per annum specified in clause (ii) of the immediately preceding sentence. No remedy herein conferred hereunder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or not or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Company or any of its subsidiaries and any Holder of Notes or any delay on the part of any Holder of Notes in exercising any rights hereunder shall operate as a waiver of any rights of any such person hereunder or under the Purchase Agreement.

     SECTION 8. Subordination. (a) The Company, for itself, its successors and assigns, covenants and agrees, and each Holder by its acceptance hereof likewise covenants and agrees, that each Note shall be subordinated, to the extent set forth below, to the prior payment in full of all Senior Indebtedness (as hereinafter defined).

        (b) During the period referred to in Section 8(g), the Company shall not make or agree to make, and the Holder will not, demand, sue for, take, or retain, any direct or indirect payment (in cash, property, securities, by set-off or otherwise) on account of the principal of or interest on this Note, provided, however, that the Company may pay and the Holder may demand, sue for, take and retain any payments of interest and principal, including, without limitation, payment upon the Company s right to redeem under Section 2, under the terms and conditions of the Notes made or due prior to the date on which the Holder shall have received written notice (by registered mail, overnight courier or confirmed facsimile) of any Subordination Event (as hereinafter defined). Nothing in this Section 8 shall be deemed to prevent the accrual of interest on outstanding amounts, contemplated by the provisions of this Note including, without limitation, Section 7(c). Nothing in this Section 8 shall be deemed to prevent the Holder from demanding, suing for, taking or retaining any payments on account of this Note after the earlier of (i) the date on which the Senior Indebtedness has been paid in full and (ii) either (y) 180 days after the occurrence of an Event of Default (other than an Event of Default under Section 7(a)(iii) or an Event of Default under Section 7(a)(vi)(B)) shall have occurred or (y) 270 days after an Event of Default under Section 7(a)(iii) shall have occurred, provided that in all cases in which more than one Event of Default is outstanding at one time, the applicable period for purposes of this clause (ii) shall be the shortest period possible. Notwithstanding the preceding sentence, if at the time of receipt by the Holder of any payment on account of the Notes (w) any Senior Indebtedness shall have reached final maturity (whether by acceleration or otherwise), (x) the holders of such Senior Indebtedness referred to in clause (w) above shall have previously commenced proceedings to enforce payment of such Senior Indebtedness,
(y) such proceedings shall be continuing and (z) prior to the Holder s receipt of such payment, the holders of such Senior Indebtedness shall have notified the Holder of the commencement of such proceedings, then no such payment shall be made on account of the Notes until the Senior Indebtedness described in clause (w) is paid in full and if any such payment is received by the Holder it shall be paid over to the holder of the Senior Indebtedness referred to in clause (w) above in an amount equal to the lesser of (A) the outstanding amount of such Senior Indebtedness and (B) the amount of such payment.

        (c)(i) In the event of the occurrence of an event of default under any agreement that includes the Company s obligation to pay Senior

Indebtedness of the Company, the failure to repay any Senior Indebtedness upon the final maturity thereof or otherwise upon any payment or distribution, whether of cash, securities, or other property, to creditors of the Company in a total or partial liquidation, reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshaling of assets, or similar proceeding relating to the Company or its property (the existence of such acceleration, failure to pay upon final maturity or proceeding being herein referred to as a Subordination Event), then except as set forth in the proviso set forth in the first sentence of
Section 8(b), all Senior Indebtedness (including any interest thereon accruing after the occurrence of any such event) shall first be paid in full before any payment or distribution, whether in cash, securities or other property other than Subordinated Securities (as hereinafter defined), shall be made to the Holder on account of this Note. Any payment or distribution, whether in cash, securities, or other property (other than the Subordinated Securities), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holder of the Senior Indebtedness until all Senior Indebtedness (including any interest thereon accruing after the occurrence of any such event) shall have been paid in full. Subordinated Securities shall mean any securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the Notes, to the payment of all Senior Indebtedness at the time outstanding or to any securities issued in respect thereof under any such plan of reorganization or readjustment.

           (ii) In the case of a happening of any Event of Default other than any of the Events of Default specified in Section 7(a)(vii) or 7(a)(viii), the Holders will not declare the Notes to be forthwith due and payable until the earliest of (x) the final maturity of any Senior Indebtedness, (y) the acceleration of the maturity of any Senior Indebtedness and (z) either (A) 180 days after the occurrence of an Event of Default (other than an Event of Default under Section 7(a)(iii) or an Event of Default under Section 7(a)(vi)(B)) shall have occurred or
(B) 270 days after an Event of Default under Section 7(a)(iii) shall have occurred, provided that in all cases in which more than one Event of Default is outstanding at one time, the applicable period for purposes of this clause (z) shall be the shortest period possible.

        (d) The provisions of this Section constitute a continuing subordination agreement, and the holder of Senior Indebtedness may continue, without notice to the Holder, to extend credit and make loans and advances to or for the account of the Company in reliance hereon; provided that such loans and advances are not prohibited by the provisions of Section 6(e). The holder of Senior Indebtedness may, at any time and from time to time, without consent or notice to the Holder, without incurring responsibility to the Holder, and without impairing or releasing any rights of the holder of Senior Indebtedness or any obligations of the Holder hereunder: (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter any of the Senior Indebtedness, or otherwise amend in any manner any of the Senior Indebtedness or any instrument evidencing the same or any agreement under which any of the Senior Indebtedness is outstanding;
(ii) require such additional collateral from the Company or others to secure any of the Senior Indebtedness as it may deem necessary or desirable; (iii) sell, exchange, release or otherwise deal with any collateral for the Senior Indebtedness; (iv) release any person (other than the Company) liable in any manner for the payment or collection of any of the Senior Indebtedness; and (v) exercise or refrain from exercising any right against the Company and any other person.

        (e) The holder of Senior Indebtedness shall not be prejudiced in the right to enforce subordination of the Notes by any act or failure to act on the part of the Company or of the holder of Senior Indebtedness.

        (f) Except as otherwise expressly agreed to or undertaken by the Holder herein, nothing contained herein shall be deemed to impose upon the Holder any liability or obligation of the Company to the holder of Senior Indebtedness or shall be construed as implying any guarantee, warranty, undertaking or representation on the part of the Holder as to the discharge by the Company of any liability or obligation of the Company to the holder of Senior Indebtedness.

        (g) As long as any Senior Indebtedness is outstanding, the Holder shall not commence, or join with any creditor other than the holder of Senior Indebtedness in commencing, any proceeding referred to in Section 8(b) (which shall be deemed to include an involuntary bankruptcy proceeding against the Company) until the earlier of (i) the date on which the Senior Indebtedness has been paid in full and (ii) either (x) 180 days after the occurrence of an Event of Default (other than an Event of Default under Section 7(a)(iii) or an Event of Default under Section 7(a)(vi)(B)) shall have occurred or (y) 270 days after an Event of Default under Section 7(a)(iii) shall have occurred, provided that in all cases in which more than one Event of Default is outstanding at one time, the applicable period for purposes of this clause (ii) shall be the shortest period possible.

        (h) If the Holder receives any payment or distribution of any character in contravention of any of the terms hereof, it shall hold such payment or distribution in trust for the benefit of, and shall promptly pay over or deliver and transfer such payment or distribution to, the holder of the Senior Indebtedness.

        (i) As used in this Section, Senior Indebtedness shall mean any Indebtedness (as hereinafter defined) of the Company, other than the Notes, permitted to be issued under Section 6(e), provided that in each case the terms of any such Senior Indebtedness do not prohibit (except on the terms set forth in this Note) the payment of principal of and interest on the Note (including, without limitation, upon redemption by the Company). Senior Indebtedness shall expressly include the Indebtedness under the Amended and Restated Secured Credit Agreement, dated as of February 28, 1997, among the Company, Bank of America National Trust and Savings Association, as agent, and other named institutions, as such agreement may be amended from time to time, except to the extent that the Indebtedness thereunder is increased in a manner not permitted under Section 6(e), and the Amended and Restated Note Agreement, dated as of February 28, 1997, among the Company, Principal Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company, as such agreement may be amended from time to time, except to the extent that the Indebtedness thereunder is increased in a manner not permitted under Section 6(e).

        (j) The provisions of this Section are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the Holders on the other hand, against the Company and its property, and nothing herein shall impair, as between the Company and the Holders, the obligation of the Company, which is unconditional and absolute, to pay to the Holder hereof the principal hereof and interest hereon in accordance with the terms and provisions hereof; nor shall anything herein prevent the Holders from exercising all remedies otherwise permitted by applicable law hereunder upon default under this Note, subject to the limitations set forth in Sections 8(b), 8(c)(ii) and 8(g) and to the rights, if any, under this Section, of holders of

Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the Holders. Nothing in this
Section 8 shall prohibit or in any way restrict the Holder s right, at any time (including without limitation following a Subordination Event), to the benefit of the provisions of Section 3.

        (k) After the payment in full of all amounts payable with respect to Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, stock or obligations applicable to Senior Indebtedness until the principal of and interest on this Note shall be paid in full, and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property, stock, or obligations to which the Holders would be entitled except for the provisions of this Section, and no payment pursuant to the provisions of this Section to the holders of Senior Indebtedness by the Holders, shall, as between the Company, its creditors other than holders of Senior Indebtedness and the Holders, be deemed to be a payment by the Company to or on account of Senior Indebtedness. Nothing contained in this Note shall prevent the Company from making payments at any time of principal of or interest on the Notes except under the conditions described in Section 8(b) or 8(c).

     SECTION 9. Extension of Maturity. Should the principal of or interest on this Note become due and payable on other than a business day, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) herein specified during such extension. The term business day shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

     SECTION 10. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 11. CONSENT TO JURISDICTION. EACH OF THE HOLDER AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE HOLDER AND THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE HOLDER AND THE COMPANY CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH PROCEEDING BY THE DELIVERY (BY OVERNIGHT COURIER) TO IT AT ITS ADDRESS SPECIFIED IN SECTION 9(c) OF THE PURCHASE AGREEMENT (OR IN THE CASE OF A HOLDER OTHER THAN THE PURCHASER, TO ITS ADDRESS AS IT APPEARS IN THE REGISTER MAINTAINED BY THE COMPANY). EACH OF THE HOLDER AND THE COMPANY FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND BINDING AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY
LAW.

     SECTION 12. WAIVER OF JURY TRIAL. EACH OF THE HOLDER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.



                                      SYSTEM SOFTWARE ASSOCIATES, INC.


                                      By:   /s/ Roger E. Covey
                                         ------------------------------
                                         Name:  Roger E. Covey
                                        Title:  Chief Executive Officer

                         [FORM OF TRANSFER NOTICE]



     For value received ______________________ hereby sells, assigns and transfers unto __________________________, whose social security or other identifying number is ______________________ and whose address (including postal zip code) is __________________________ and does hereby irrevocably constitute and appoint _____________________ attorney to transfer the said Note of the within named Company with full power of substitution in the premises.


Dated: ____________



___________________
Transferor




NOTICE: The Signature to this Notice must correspond with the name as written upon the face of this Note and every particular, without alteration or enlargement or any change whatever.